Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of May 18, 2000 (the “Effective Date”), by and between Stanley Erck, an individual resident of the State of Massachusetts (“you”) and Iomai Corporation, a Delaware corporation (the “Company”).
     WHEREAS, you wish to enter into an employment agreement setting forth certain rights and benefits regarding your employment by the Company;
     WHEREAS, your title shall be President and Chief Executive Officer of the Company and you shall be a member of the Company’s Board of Directors;
     WHEREAS, you are willing to commence your employment based on your particular qualifications, on the condition that the Company enter into this Agreement and perform all of its responsibilities hereunder; and
     WHEREAS, you will receive substantial benefits from the entry into this Agreement by the Company, and agree that you shall fully perform all of your responsibilities and duties and strictly observe all of your obligations hereunder.
     NOW, THEREFORE, in consideration of your employment by the Company and the compensation to be paid by the Company to you in accordance with this Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged, you and the Company hereby agree as follows:
1. Position and Responsibilities.
     (a) Position. In accordance with this Agreement, the Company agrees to continue your employment throughout the Term (defined below). You shall report to the Company’s Board of Directors (including any committee of the Board of Directors with supervisory authority regarding the Company’s employees, the “Board”).
     (b) Responsibilities. You shall devote your full business efforts and time to the Company and perform the duties and responsibilities assigned to you in accordance with the standards and policies that the Board may from time to time establish and in accordance with the duties and responsibilities commensurate with your position with the Company as determined in accordance with the Company’s constitutive documents and applicable law. Your position with the Company and responsibilities as of the date hereof are set forth in Exhibit A hereto. At its option, the Board shall provide amendments to Exhibit A from time to time to reflect modifications to your position or responsibilities. You shall not render services to any other person or entity without the prior written consent of the Board; provided that the Company hereby consents to your service as a member of the board of directors of the Molecular Immunology Foundation. The foregoing, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments that do not interfere or conflict with your duties and responsibilities to the Company. You and the Company agree that your position is essential to the Company’s success and that the highest level of performance is required from you.

     (c) Board Membership. On or about the Effective Date you shall be appointed to the Board.
2. Term of Employment. The Company agrees to continue your employment, and you agree to remain in employment with the Company, from the Effective Date until the date your employment terminates pursuant to this Agreement (such period being hereinafter defined as the “Term”). Any waiver of notice shall be valid only if it is made in writing and expressly refers to the notice requirement set forth in Section 17(a) below.
3. Compensation.
     (a) Base Compensation. You shall be entitled to receive base compensation during the Term (“Base Compensation”). Your initial Base Compensation shall be at the annual rate of $200,000, which shall be increased to an annual rate of $250,000 upon completion of a Qualified Financing (as defined herein). In addition, your Base Compensation may be modified at any time after May 18, 2001 at the discretion of the Board in accordance with performance criteria to be determined by the Board in its sole discretion. Base Compensation shall be paid on the same dates as the Company makes payroll payments, less deductions required by law.
     (b) Bonus Compensation. During the Term, you may be entitled to receive additional cash bonus payments (less deductions required by law) (“Bonus Compensation”). Bonus Compensation shall be determined by the Board, from time to time in accordance with performance criteria adopted by the Board. For the first year of the term, you shall be eligible to receive Bonus Compensation of up to $100,000, $50,000 of which shall be payable immediately upon the Company obtaining $5 million in the aggregate from one or more financing sources prior to the first anniversary of the Effective Date, excluding any amounts obtained from Mitsubishi and Taisho within 90 days of the Effective Date (the “Qualified Financing”) and the remaining $50,000 of which shall be payable in accordance with written performance criteria, to be agreed to by you and the Board not later than July 1, 2000, and paid upon accomplishment of such criteria.
     (c) Stock Compensation. In addition to the compensation set forth in Sections 3 (a) and (b) above, as of the date of this Agreement, you shall receive an initial grant of options to purchase common stock, of the Company (“Common Stock”) in accordance with the Stock Option Agreement attached as Exhibit B hereto. In addition upon the completion of the Qualified Financing the Company agrees to provide to you an additional grant of options to purchase Common Stock at the then fair market value in an amount sufficient to bring your fully diluted contingent ownership of common stock (including common stock equivalents) to 7% after the completion of a Qualified Financing, when taking into account in the aggregate your shares plus all fully diluted common stock equivalents. Your options shall be governed by the Company’s 1999 Stock Incentive Plan and the applicable Stock Option Agreement and shall vest under the Company’s standard vesting schedule, provided that the Company agrees that (i) in the event of a Change of Control, (ii) if your employment with the Company is terminated by the Company for other than Cause (as defined below) or (iii) if you terminate your employment with the Company for Good Reason (as defined herein), all of your unvested options shall immediately vest and become exercisable.

     (d) Incentive Compensation. In addition to the benefits described hereof, at the sole discretion of the Board, you will be entitled to participate in any stock option, deferred compensation, stock appreciation right, phantom stock or other incentive plan established by the Company for the benefit of its employees subject to eligibility requirements.
     (e) Definition of Change in Control. For all purposes under this Agreement, and the related stock options granted pursuant to this Agreement, “Change in Control” shall mean the occurrence of any of the following events after the Effective Date:
(i) The acquisition, other than from the Company (which term for purposes of this Subsection (i) includes any successor corporation), or any subsidiary thereof by any person or group (as such terms are used for the purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of securities with voting power equal to fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities;
(ii) The individuals who, as of the Effective Date, are members of the Board and who have remained members of the Board (the “Incumbent Board”), cease for any reason to constitute at least one-half of the Board; provided, however, that if the appointment or election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least one-half of the directors who then constitute the Incumbent Board, such new director shall be considered a member of the Incumbent Board; or
(iii) Approval by the company’s stockholders of (a) a merger or consolidation of the Company with or into another corporation if the stockholders of the Company, immediately before such merger or consolidation do not, immediately after such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation or (b) dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.
     Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

     For purposes of this Subsection (b), the Company’s stockholders are deemed to be the indirect owners of any assets, including stock interests, held by the Company or any subsidiary thereof.
4. Reimbursement of Expenses. The Company shall reimburse you, in accordance with the Company’s policies, for all reasonable travel and lodging expenses necessarily incurred and paid by you in the course of performing the duties and responsibilities commensurate with your position with the Company under this Agreement.
5. Employee Benefits.
     (a) In General. Except as otherwise provided in this Agreement, during the Term, you shall be eligible to participate in the employee benefit plans that the Company may provide, including but not limited to the Company’s health and dental insurance plans and 401K plan, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determinations of any person or committee administering such plan or program.
     (b) Life Insurance Coverage. During the Term, you shall be entitled to term life insurance in the amount of $500,000.
     (c) Vacation. During the Term, you shall be entitled to take such vacation time as specified from time to time by Company policy.
6. Other Perquisites. During the Term, the Company shall provide you with medical and disability insurance in accordance with the Company’s then applicable Employee Handbook.
7. Termination of Employment. Termination of your employment may occur under any of the following circumstances:
     (a) Company’s Termination of Employment. The Company has the right to terminate your employment at any time, with or without Cause. For all purposes under this Agreement, (“Cause”) shall mean:
(i) a willful failure by you to substantially perform your duties and responsibilities in accordance with this Agreement, other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment;
(ii) a willful act by you which constitutes personal dishonesty, incompetence, gross misconduct or breach of fiduciary duty involving personal profit or fraud which in each instance is materially injurious to the Company;
(iii) willful violation of any law, rule or regulation or any final cease-and-desist order relating to the operation of the business of the Company;
(iv) conviction of, or a plea of “guilty” or “no contest” to, a felony or a crime involving moral turpitude; or

(v) breach by you of your representations and covenants set forth in this Agreement.
     No act, or failure to act, by you shall be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was lawful and in the Company’s best interest. If the Company terminates your employment for any reason other than for Cause, you shall receive the severance payments (as defined hereunder) set forth in Section 8 below.
     (b) Your Termination of Employment. You have the right to terminate your employment with the Company at any time. If you terminate your employment, you will not be entitled to any Severance Payments (as defined hereunder) unless you terminated your employment for Good Reason (as defined below). You agree to provide thirty (30) days’ prior written notice to the Company of termination of your employment in accordance with Section 17(a) below; provided that the Company may in its sole discretion select any date prior to the end of such thirty (30) day notice period as the date your employment will terminate.
     (c) Termination for Death or Disability. Your employment shall be deemed to have been terminated by you upon your death or at the end of any period during which your inability to perform your duties and responsibilities in accordance with this Agreement exceeded more than fifteen (15) weeks, whether or not consecutive, in any twelve (12) month period. Termination will be effective upon the occurrence of such event.
     (d) Effect of Termination. Upon the effective date of termination of your employment with the Company (the “Termination Date”), you will not be eligible for further compensation, benefits or perquisites under Sections 3, 4, 5 or 6 of this Agreement, other than those that have already accrued.
8. Termination for Good Reason. In accordance with this Section 8, you may voluntarily and immediately terminate your employment for “Good Reason” if (i) you suffer a material reduction in your authority or areas of responsibility, (ii) your Base Compensation is reduced by an amount greater than five percent (5%) of your Base Compensation prior to such reduction or (iii) you cease to be a member of the Board for any reason other than Cause.
9. Severance Payments.
     If you voluntarily resign your employment for Good Reason or if the Company terminates your employment for any reason other than for Cause, then you shall be entitled to receive all of the payments and benefit coverages described in this Section 9 (the “Severance Payments”). You shall not be entitled to Severance Payments except as provided in this Section 9.
     (a) Cash Payment. On the Termination Date you shall receive a cash payment equal to your then current Base Compensation, net of any deduction for taxes required by law.
     (b) Insurance Coverage. For the period from the Termination Date up to the one-year anniversary of the Termination Date (the “Continuation Period”) if you elect pursuant to COBRA (§4980B under the Internal Revenue Code (the “Code”)) to continue coverage under the

Company’s health and/or dental plans, the Company shall pay the premiums for you (and, where applicable, your dependents) for the Continuation Period, provided that you remain eligible under COBRA to continue coverage under such plans.
     (c) No Mitigation. You shall not be required to mitigate the amount of any payment contemplated by Section 9(a), nor shall any such payment be reduced by any earnings that you may receive from any other source.
10. Limitation on Payments.
     (a) Basic Rule. Notwithstanding any contrary provision of this Agreement, the Company shall not be required to make any payment or property transfer to, or for your benefit (under this Agreement or otherwise) that would subject you to the excise tax described in Section 4999 of the Code, if, after the application of this Section 10, the present value of your aggregate payments or property transfers from the Company will be greater than’ the present value of your payments or property transfers from the Company would have been if (i) this Section 10 did not apply and (ii) such present value had been reduced by the amount of the excise tax described in Section 4999 of the Code. In all other cases, this Section 8 shall not apply to you. All determinations under this Subsection (a) shall be made by the independent auditors retained by the Company, most recently prior to the Change in Control (the “Auditors”) based on information supplied by the Company and you, and shall be binding on the Company and you. All fees and expenses of the Auditors shall be paid by the Company.
     (b) Reductions. If the amount of the aggregate payments or property transfers to you must be reduced under this Section 10, then you shall direct in which order the payments or transfers are to be reduced, but no change in the timing of any payment or transfer shall be made without the Company’s consent. As a result of uncertainty in the application of Section 4999 of the Code at the time of an initial determination by the Auditors hereunder, it is possible that a payment will have been made by the Company that should not have been made (an “Overpayment”) or that an additional payment that will not have been made by the Company could have been made (an “Underpayment”). In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or you that the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to you that you shall repay to the Company, together with interest at the applicable federal rate specified in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by you to the Company if and to the extent that such payment would not reduce the amount that is subject to an excise tax under Section 4999 of the- Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to you, or for your benefit, together with interest at the applicable federal rate specified in Section 7872(f)(2) of the Code.
11. Other Obligations.
     You represent and warrant that you are not subject to any other obligations that would conflict with or inhibit your ability to perform your duties and responsibilities under this Agreement. You further represent and warrant that you have not and will not bring to the

Company or use in the performance of your duties and responsibilities any equipment, supplies, facility or trade secret information, which are not generally available to the .public, of any current or former employer or organization to which you provided services, unless you have obtained written authorization for their possession and use.
12. Confidential Information.
     You shall not disclose or use at any time, either during the Term or after the Termination Date, any Confidential Information (defined below) of the Company, whether patentable or not, which you learn as a result of your employment with the Company, whether or not you developed such information. “Confidential Information” shall include, without limitation: terms of contracts with customers, including, contracts with suppliers, independent contractors or employees; business plans and forecasts, non-public financial information and investor identities; personnel information relating to the duties and responsibilities of, and compensation and benefits provided to, any employee; names, home address and phone numbers of employees; sales and marketing strategies, plans and programs; product development information; equipment manufacturing specifications; inventions, discoveries, improvements, trade secrets, secret processes, technology, know-how, models, drawings, works of authorship or other creative works, ideas, knowledge, data and any other information which the Company regards as confidential. Confidential Information shall remain at all times the property of the Company.
     You may use or disclose Confidential Information only:
     (a) as authorized and necessary in performing your duties and responsibilities in accordance with this Agreement;
     (b) with the Company’s prior written consent;
     (c) in a legal proceeding between you and the Company to establish the rights of either party under this Agreement, provided that you stipulate to a protective order to prevent any unnecessary use or disclosure; or
     (d) subject to a compulsory legal process that requires disclosure of such information, provided that you have complied with the following procedures to ensure that the Company has an adequate opportunity to protect its legal interests in preventing disclosure:
Upon receipt of a subpoena that could possibly require disclosure of Confidential Information, you provide a copy of the compulsory process and complete information regarding the circumstances under which you received it to the Company by hand delivery within 24 hours. You will not make any disclosure until the latest possible date for making such disclosure in accordance with the compulsory process (“Latest Possible Date”). If the Company seeks to prevent disclosure in accordance with the applicable legal procedures, and provides you with notice before the Latest Possible Date that it has initiated such procedures, you will not make disclosures of any Confidential Information that is the subject of such procedures, until such objections are withdrawn or ruled on.

     You hereby acknowledge that any breach of this Section 12 would cause the Company irreparable harm.
13. Development and Ownership of Inventions and Improvements; Copyrighted Works.
     (a) You shall keep the Company or its nominee informed of, and promptly disclose to the Company, all inventions, discoveries, improvements, trade secrets, secret processes, technology, know-how, works of authorship or other creative works, ideas, knowledge and data, whether patentable or not, that you individually or jointly with others originated, developed, made, conceived, acquired, first reduced to practice or suggested during the Term which are based in whole or in part on the Company’s business or related to the Company’s business or activities.
     (b) Except for any inventions, discoveries, improvements, trade secrets, secret processes, technology, know-how, works of authorship or other creative works, ideas, knowledge and data, whether patentable or not, for which no equipment, supplies, facility or Confidential Information of the Company was used and which were developed entirely on your own time and unrelated to your work with the Company, you and your heirs, assigns and representatives shall assign, transfer and set-over, and do hereby assign, transfer, and set-over, to the Company or its nominees and their successors and assigns all of their right, title and interest in and to all inventions, discoveries, improvements, trade secrets, secret processes, technology, know-how, works of authorship or other creative works, ideas, knowledge and data, whether patentable or not, that you individually or jointly with others originated, developed, made, conceived, acquired, first reduced to practice or suggested during the Term which are based in whole or in part on the Company’s business or related to the Company’s business or activities. You will, upon request by the Company, immediately sign and deliver to the Company without further consideration any and all documents necessary to perfect the assignments granted in this Subsection (b).
     (c) You hereby represent that prior to being employed by the Company, you did not originate, develop, make, conceive, acquire, first reduce to practice or suggest any inventions, discoveries, improvements, trade secrets, secret processes, technology, know-how, works of authorship or other creative works, ideas, knowledge or data, whether patentable or not, in any field engaged in by the Company or related to the Company’s business or activities.
     (d) Both while providing services under this Agreement and after Termination Date, you will, upon request by the Company, immediately sign and deliver to the Company without further consideration, all instruments in writing requiring your signature and deemed by the Company to be necessary or advisable in, or in connection with, the filing or prosecuting of any application for any patent covering improvements, inventions or any divisional, continuing, renewal or reissue application or reexamination request based upon any application for patent. In the event that the Company is unable for any reason whatsoever to secure your signature to any lawful and necessary documents required to apply for or execute any patent application with respect to such idea, process, development, design, system, program, discovery, invention, improvement or writing (including renewals, extensions, continuations, divisions or continuations in part thereof), you hereby irrevocably designate and appoint the Company and its officers and agents, as your agents and attorneys-in-fact to act for and on your behalf and instead of you, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents thereon with the same legal force and effect as if executed by you.
     (e) You will aid the Company promptly on request, and without further consideration, in any matter pertaining to any of copyrighted works, improvements, inventions, applications for patents covering inventions or improvements; provided, however, that if such request is made by the Company after the Termination Date, you shall be entitled to receive reimbursement of expenses incurred and compensation for any services rendered in complying with such request at the rate of $1,000 per half day or $2,000 per day.
14. Non-Solicitation/Non-Competition.
     (a) For two (2) years from the Termination Date, you will not, directly or indirectly, individually or as part of or on behalf of any other person, employer or entity, attempt to solicit for hire, any persons who are employed by the Company at the Termination Date until at least three (3) months after the person’s employment with the Company ends.
     (b) For two (2) years from the Termination Date, except with the Board’s prior written consent, you will not, directly or indirectly, on behalf of yourself or any other person, entity or employer, sell or otherwise provide, or solicit for the purposes of selling or otherwise providing, any technology, device or products that in each case is directly competitive, similar or related to those licensed or sold by the Company (including any subsidiary) as of the Termination Date to any person or entity that has within the twelve (12) months preceding the Termination Date purchased or licensed such technology, device or product from the Company. This restriction shall not apply to a product if at any point during such two (2) year period the Company stops selling or marketing any product that is directly competitive, similar or related.
     (c) For two (2) years from the Termination Date, except with the Board’s prior written consent, you will not directly or indirectly, own, manage, operate, control, be employed by, participate in, advise, consult or contract with, or be connected in any manner with the ownership, management, operation, or control of any business that develops, manufactures, distributes, sells, licenses or markets therapeutic or prophylactic products delivered by transcutaneous, transdermal or topical delivery systems.
15. Indemnification.
     During the Term and at all times thereafter, the Company shall indemnify you in accordance with the Company’s by-laws from any claims or actions based upon any acts or omissions, or alleged acts or omissions, by you which arise out of or are related to your employment with the Company. You shall be a beneficiary of any directors’ and officers’ liability insurance policy maintained by the Company as long as you remain an officer or director of the Company.
16. Return of Property.
     Upon termination of your employment with the Company for any reason, and not later than the Termination Date you agree to immediately return to the Company all property belonging to the Company. This includes all documents and other information prepared by you or on your behalf or provided to you in connection with your duties under this Agreement, regardless of the form in which such document or information are maintained or stored, including computer, typed, written, imaged, audio, video, micro-fiche, electronic or any other means of recording or storing documents or other information. You hereby warrant that you will not retain in any form any such document or other information or copies thereof. You may retain a copy of this Agreement and information describing any rights you may have after the Termination Date under any employee benefit plan.
17. Miscellaneous Provisions.
     (a) Notices. Unless otherwise provided herein, any notice or other information to be provided to the Company will be sent by overnight delivery, with acknowledgement of receipt requested, to:
Iomai Corporation
2421 Pennsylvania Avenue, N.W.
Washington, D.C. 20037-1723
Attention: Chairman of the Board
with a copy to:
Pillsbury Madison & Sutro LLP
8330 Boone Blvd.
Suite 400
Vienna, VA 22182
Attention: Jonathan M. Aberman, Esq.
     Any notice or other information to be provided to you will be sent by overnight delivery, with acknowledgement of receipt requested, to:
Stanley Erck
954 Centre Street
Jamaica Plain, MA 02130
     (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
     (c) Entire Agreement. This Agreement and the Exhibits hereto constitute the entire agreement between you and the Company and supercedes all prior agreements and understandings between you and the Company regarding your employment by the Company. In making this Agreement, this parties warrant that they did not rely on any representations or statements other than those contained in this Agreement. This Agreement may only be modified in writing and when signed by all parties to this Agreement. You further certify that you fully understand the terms of this Agreement and have entered into it voluntarily.
     (d) Choice of Law. Regardless of the choice of law provisions of the State of Delaware or any other jurisdiction, the parties agree that this Agreement shall be otherwise interpreted, enforced and governed by federal law and the laws of the State of Delaware.
     (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
     (f) Dispute Resolution. You and the Company agree that any dispute or claim between you and the Company, whether based on contract, tort or otherwise, relating to or arising out of this Agreement, including the termination of your employment relationship with the Company, shall be resolved under the following procedures.
(i) The party claiming to be aggrieved shall furnish to the other party a written statement of the grievance identifying any witnesses or documents that support the grievance and the relief requested or proposed.
(ii) If the other party does not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved, the parties shall submit the dispute to non-binding mediation before a mediator to be jointly selected by the parties. However, a dispute need not be submitted to mediation if the matter in dispute is less than $10,000. The Company will pay the cost of the mediation.
(iii) If the mediation does not produce a resolution of the dispute, the parties agree that the dispute shall be resolved by final and binding arbitration. The arbitrator shall be chosen by mutual agreement of the parties or, if no agreement can be reached, by requesting a panel of seven arbitrators from the Federal Mediation and Conciliation Service and alternately striking names from the list until one name remains. The arbitrator shall have no authority to modify, change or refuse to enforce the lawful terms of any final and binding arbitration agreement.
The arbitrator shall have the authority to grant any relief authorized by law. The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of this Agreement. In addition, the arbitrator shall not have the authority to require the Company to change any lawful policy or benefit plan. The arbitrator shall not make any award that could not be made by a court of law under the same circumstances.
The hearing shall be transcribed. The Company shall bear the costs of the arbitration if the employee prevails. If the Company prevails, you will pay the cost of the arbitration.

(iv) Arbitration shall be the exclusive final remedy for any dispute between the parties, provided that the arbitrator’s award must be based upon substantial evidence and must follow the law. The parties agree that no dispute shall be submitted to arbitration where the party claiming to be aggrieved has not complied with the preliminary steps provided for in paragraphs (i) and (ii) above and injunctive relief may be sought from any court of competent jurisdiction located in the District of Columbia for any claims concerning an alleged breach of Sections 12, 13 or 14 of this Agreement or other misuse of trade secrets or other Confidential Information, or where injunctive relief is necessary to preserve the status quo or to prevent irreparable injury.
     (g) No Assignment. You may not assign this Agreement, either voluntarily or involuntarily.
     (h) Counterparts. This Agreement may be executed in any number of counterparts each of which shall be an original, but all of which together shall constitute one instrument.
     (i) Headings. The headings in this Agreement are for convenience only and shall not effect the interpretation of this Agreement.
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     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its authorized officer, as of the day and year set forth under their signatures below.

STANLEY ERCK	IOMAI CORPORATION

/s/ Stanley C. Erck	By: /s/ Phillip J. Sweatman Name: Phillip J. Sweatman Title: Chief Executive Officer

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
     This Amendment No. 1 (this “Amendment”) to the Employment Agreement, dated as of May 18, 2000 (the “Employment Agreement”), by and between Stanley Erck, an individual resident of the Commonwealth of Massachusetts (“you”) and Iomai Corporation, a Delaware corporation (the “Company”), is made and entered into as of October 25, 2001 by and between you and the Company. Capitalized terms used and not otherwise defined in this Amendment are used herein as defined in the Employment Agreement.
WITNESSETH:
     WHEREAS, in accordance with Section 17(c) of the Employment Agreement, you and the Company desire to amend certain provisions of the Employment Agreement, as set forth below.
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Amendment to Section 3(b). Section 3(b) of the Employment Agreement is hereby amended and restated in its entirety as follows:
“(b) Bonus Compensation. During the Term, you may be entitled to receive additional cash bonus payments (less deductions required by law) (“Bonus Compensation”). Bonus Compensation shall be determined by the Board, from time to time in accordance with performance criteria adopted by the Board. You will be eligible to receive a cash bonus of $50,000, which shall be payable in accordance with written performance criteria to be agreed upon by you and the Board by not later than July 1, 2000, and paid upon accomplishment of such criteria. In addition, you shall be eligible to receive one-time Bonus Compensation of $50,000, which shall be payable immediately within 120 days of the Company’s receipt of advances in the aggregate principal amount of $5,000,000 from Elan Pharma International Limited under the Convertible Promissory Note-C of Iomai Corporation dated July 27, 2001 (the “Qualified Financing”).”
     2. Acknowledgement of Receipt of Bonus Compensation. You acknowledge that you received in January 2001 a $50,000 payment of the Bonus Compensation under Section 3(b) of the Employment Agreement, as amended hereby, for accomplishment during 2000 of performance criteria agreed upon by you and the Board.
     3. Amendment to Section 3(c). Section 3(c) of the Employment Agreement is hereby amended and restated in its entirety as follows:
“(c) Stock Compensation. In addition to the compensation set forth in Sections 3 (a) and (b) above, as of the date of this Agreement, you shall receive an initial grant of options to purchase common stock of the Company (“Common Stock”)

in accordance with the Stock Option Agreement attached as Exhibit B hereto. On or by October 25, 2001, the Company also agrees to provide you an additional grant of options to purchase 505,182 shares of Common Stock at the then fair market value. Your options shall be governed by the Company’s 1999 Stock Incentive Plan and the applicable Stock Option Agreement and shall vest under the Company’s standard vesting schedule, provided that the Company agrees that (i) in the event of a Change of Control, (ii) if your employment with the Company is terminated by the Company for other than Cause (as defined below) or (iii) if you terminate your employment with the Company for Good Reason (as defined herein), all of your unvested options shall immediately vest and become exercisable.”
     4. Amendment to Section 17. Section 17 of the Employment Agreement is hereby amended by (i) deleting the words “Iomai Corporation, 2421 Pennsylvania Avenue, N.W., Washington, D.C. 20037-1723, Attention: Chairman of the Board” and substituting the words “Iomai Corporation, 20 Firstfield Road, Suite 250, Gaithersburg, Maryland 20878, Attention: Chairman of the Board” in place thereof; and (ii) by deleting the words “Pillsbury Madison & Sutro LLP, 8330 Boone Blvd., Suite 400, Vienna, VA 22182, Attention: Jonathan M. Aberman, Esq.” and substituting the words “Palmer & Dodge LLP, 111 Huntington Avenue at Prudential Center, Boston, MA 02199-7612, Attention: Paul M. Kinsella, Esq.” in place thereof.
     5. Full Force and Effect. Except as modified, amended and supplemented above, all rights, terms and conditions of the Employment Agreement shall remain in full force and effect.
     6. Effect of Amendment. This Amendment is an amendment to the Employment Agreement. Unless the context of this Amendment otherwise requires, the Employment Agreement and this Amendment shall be read together and shall have the effect as if the provisions of the Employment Agreement and this Amendment were contained in one agreement. After the effective date of this Amendment, all references in the Employment Agreement to the “Employment Agreement, “ “this Agreement,” “hereto,” “hereof,” “hereunder” or words of like import referring to the Employment Agreement shall mean the Employment Agreement as amended by this Amendment.
     7. Governing, Law. Regardless of the choice of law provisions of the State of Delaware or any other jurisdiction, the parties agree that this Amendment shall be otherwise interpreted, enforced and governed by federal laws and the laws of the State of Delaware.
     8. Counterparts. This Amendment may be executed in counterparts, and when so executed, each counterpart shall be deemed an original, and said counterparts together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

IOMAI CORPORATION

/s/ Stanley C. Erck Stanley Erck	By: /s/ Russell P. Wilson Russell P. Wilson Vice President — Business Development & General Counsel